Exhibit 99.1
Nasdaq: ASFI
FOR IMMEDIATE RELEASE
CONTACT:
Robert J. Michel, CFO
Asta Funding, Inc.
(201) 567-5648
Asta Funding, Inc. Announces Financial Results for Third Quarter and Nine Months of Fiscal 2011
•	Net Income of $3.3 Million, or $0.23 Per Diluted Share for Third Quarter
•	Strong Balance Sheet, Strong Liquidity Position Continues

•	$103.8 Million Cash & Cash Equivalents as of June 30, 2011
•	Approximately $107 Million Cash & Cash Equivalents as of August 3, 2011
ENGLEWOOD CLIFFS, N.J., August 4, 2011 – Asta Funding, Inc. (NASDAQ: ASFI) (the “Company”), a consumer receivable asset management and liquidation company, today announced results for the third quarter and nine months ended June 30, 2011.
The Company reported net income of $3,344,000 for the three month period ended June 30, 2011, or $0.23 per diluted share as compared to net income of $3,121,000 for the three months ended June 30, 2010, or $0.21 per diluted share. Total revenues for the three month period ended June 30, 2011 were $11,297,000 as compared to $12,097,000 for the three month period ended June 30, 2010.
Net income for the nine months ended June 30, 2011 was $8,865,000, or $0.60 per diluted share as compared to net income of $8,471,000, or $0.58 per diluted share for the nine months ended June 30, 2010. Revenues for the nine months ended June 30, 2011 were $33,369,000 as compared to $34,350,000 for the same period in the prior year.
Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales were $21,736,000 for the third quarter of fiscal year 2011, as compared to $25,796,000 in the third quarter of the prior year. Net cash collections of consumer receivables acquired for liquidation, including net cash collections represented by account sales were $64,739,000 for the nine months ended June 30, 2011, compared to $80,886,000 in the nine month period ended June 30, 2010. Net cash collections represented by account sales were $106,000 and $349,000 for the three and nine month periods ended June 30, 2011, respectively, as compared to $433,000 and $3,177,000 in the three and nine month periods ended June 30, 2010, respectively.
Income from fully amortized portfolios (zero basis revenue) was $9,043,000 for the three month period ended June 30, 2011, compared to $9,204,000 for the three month period ended June 30, 2010. Income from fully amortized portfolios was $26,890,000 for the nine month period ended June 30, 2011, compared to $25,619,000 for the nine month period ended June 30, 2010, an increase of 5.0% over the same period of fiscal year 2010. Net cash collections on the Great Seneca portfolio were $3,446,000 in the third quarter of fiscal year 2011 as compared to $4,263,000 in the third quarter of fiscal year 2010. Net collections on Great Seneca were $10,328,000 during the nine months ended June 30, 2011 as compared $13,235,000 for the nine months ended June 30, 2010. The carrying value of the Great Seneca portfolio at June 30, 2011 was $80,946,000, as compared to $95,989,000 at June 30, 2010.

Investments in new portfolios totaled $1,833,000 during the third quarter of fiscal year 2011, as compared to $63,000 in the third quarter of fiscal year 2010. Investments in new portfolios during the first nine months of fiscal year 2011 were $6,836,000 as compared to $3,334,000 during the nine months ended June 30, 2010.
General & administrative expenses were $4,971,000 for the three month period ended June 30, 2011 as compared to $5,836,000 for the three month period ended June 30, 2010. Interest expense was $711,000 for the three month period ended June 30, 2011 as compared to $1,019,000 for the three month period ended June 30, 2010. No impairments were recorded in the three month periods ended June 30, 2011 and June 30, 2010, respectively. An impairment of $49,000 was recorded during the second quarter of fiscal year 2011. General & administrative expenses were $16,103,000 for the nine month period ended June 30, 2011 as compared to $16,739,000 for the nine month period ended June 30, 2011. Interest expense was $2,329,000 for the nine month period ended June 30, 2011 as compared to $3,365,000 for the same period of the prior fiscal year.
The Company had no senior debt as of June 30, 2011 and September 30, 2010. The balance of the subordinated debt was $4,386,000 as of September 30, 2010 and was paid in full by December 31, 2010. In addition, the balance of the non-recourse debt to the Bank of Montreal was $74,228,000 at June 30, 2011 down from $90,483,000 at September 30, 2010.
“We are pleased with the results of the third quarter and nine month period ended June 30, 2011 as we continue to generate strong cash flow and improve our liquidity position.” commented Gary Stern, Chairman and CEO of the Company. Mr. Stern continued, “We are also pleased with the quality of the legacy portfolio as we reported an increase in zero basis revenue of 5.0% to $26.9 million for the nine month period ended June 30, 2011 compared to $25.6 million during the same period of the prior year. As of today, our current cash and cash equivalents balance is approximately $107 million, or approximately $7.20 per diluted share. In addition, we are continuing to actively seek both portfolio investments and acquisitions of companies in the financial services industry. Also, as previously announced, we authorized a share repurchase program for up to $20,000,000 of our common stock. This share repurchase program reflects the Board of Director’s continued confidence in our business strategy and growth prospects. Based on current market prices, we believe the repurchase program is prudent and in the best interests of our shareholders.”
A conference call to discuss the results of the third quarter and first nine months of fiscal year 2011 will be held on Thursday, August 4, 2011 at 4:00PM, EDT
Toll-free dial in number (US and Canada):
(800) 668-4132
International dial-in number:
(224) 357-2196
Conference ID: 65231649

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2010 and other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements. Our reports filed with the Securities and Exchange Commission are available free of charge through our website at http://www.astafunding.com.
- Financial Tables Follow

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Revenues:
Finance income, net	$11,170,000	$12,042,000	$33,066,000	$34,197,000
Other income	127,000	55,000	303,000	153,000

	11,297,000	12,097,000	33,369,000	34,350,000

Expenses:
General and administrative	4,971,000	5,836,000	16,103,000	16,739,000
Interest (Related party — Period ended June 30, 2011 — Three months, $0; Nine months, $86,000; Period ended June 30, 2010 — Three months, $109,000; Nine months, $407,000)	711,000	1,019,000	2,329,000	3,365,000
Impairments of consumer receivables acquired for liquidation	—	—	49,000	—

	5,682,000	6,855,000	18,481,000	20,104,000

Income before income tax	5,615,000	5,242,000	14,888,000	14,246,000

Income tax expense	2,271,000	2,121,000	6,023,000	5,775,000

Net income	$3,344,000	$3,121,000	$8,865,000	$8,471,000

Net income per share:

Basic	$0.23	$0.21	$0.61	$0.59

Diluted	$0.23	$0.21	$0.60	$0.58

Weighted average number of common shares outstanding:
Basic	14,620,190	14,599,162	14,624,685	14,455,754

Diluted	14,858,059	14,806,756	14,824,152	14,544,757

ASTA FUNDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2011	2010
	(Unaudited)
ASSETS
Cash and cash equivalents	$103,829,000	$84,235,000
Restricted cash	1,115,000	1,304,000
Consumer receivables acquired for liquidation (at net realizable value)	122,201,000	147,031,000
Due from third party collection agencies and attorneys	3,060,000	3,528,000
Prepaid and income taxes receivable	—	196,000
Furniture and equipment, net	331,000	338,000
Deferred income taxes	17,307,000	18,762,000
Other assets	4,263,000	3,770,000

Total assets	$252,106,000	$259,164,000

LIABILITIES
Debt	$74,228,000	$90,483,000
Subordinated debt — related party	—	4,386,000
Other liabilities	1,466,000	2,105,000
Dividends payable	292,000	292,000
Income taxes payable	4,404,000	—

Total liabilities	80,390,000	97,266,000

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000 shares; issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding — 14,636,456 at June 30, 2011 and 14,600,423 at September 30, 2010	146,000	146,000
Additional paid-in capital	74,452,000	72,717,000
Retained earnings	97,013,000	89,026,000
Accumulated other comprehensive income, net of tax	105,000	9,000

Total stockholders’ equity	171,716,000	161,898,000

Total liabilities and stockholders’ equity	$252,106,000	$259,164,000